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                               EXHIBIT 4.07


                   Delrina Corporation Stock Option Plan


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                            DELRINA CORPORATION
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                             STOCK OPTION PLAN


1. PURPOSE: The purpose of this Stock Option Plan (the "Plan") is to encourage ownership of the common shares (the "Shares") of Delrina Corporation (the "Company") by directors, officers, key employees and long-term consultants of the Company or any present or future subsidiary thereof who are primarily responsible for the management and profitable growth of its business and to advance the interests of the Company by providing additional incentive for superior performance by such persons and to enable the Company to attract and retain valued directors, officers, employees and long-term consultants.

2. ADMINISTRATION: The Plan shall be administered by the President from time to time of the Company (the "Administrator"). The Administrator is authorized to restrict the exercise of the options by specifying a date prior to which options cannot be exercised. The Administrator shall not by virtue of such appointment be disentitled or ineligible to receive options. Subject to any express direction by resolution of the board of directors of the Company from time to time, the Administrator shall have full authority to interpret the Plan and to make such rules and regulations and establish such procedures as he deems appropriate for the administration of the Plan, taking into consideration the recommendations of management, and the decision of the Administrator shall be binding and conclusive. Notwithstanding anything herein contained, the Administrator may from time to time delegate the authority vested in it under this clause to the full board, which shall thereupon exercise all of the powers herein given to the Administrator, and a decision of the majority of persons comprising the board in respect of any matter hereunder shall be binding and conclusive for all purposes and upon all persons.

3. NUMBER OF SHARES: The total number of shares which are reserved and set aside for issue to employees under this Plan shall not exceed 10% of the issued and outstanding shares of the Company from time to time. All shares issued pursuant to the exercise of options granted or deemed to be granted under the Plan will be issued as fully paid shares.

4. PARTICIPATION: Options shall be granted under the Plan only to directors, officers, other key employees and long-term consultants of the Company or any present or future subsidiary thereof as shall be designated from time to time by the Administrator and shall be subject to the approval of such regulatory authorities as the Administrator shall designate, which shall also determine the number of shares subject to such option.

5. TERMS AND CONDITIONS OF OPTIONS: The terms and conditions of each option granted under the Plan shall be set forth in a written option agreement between the Company and the Optionee. Such terms and conditions shall include the following as well as such other provisions, not inconsistent with the Plan, as may be deemed advisable by the Administrator.

      (a)    Number of Shares:  The number of shares subject to the option.




                                      Approved by the TSE November 22, 1993



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Stock Option Plan                                                       Page 2
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      (b)    Option Price:  The option price of any shares in respect of which an option may be granted under the Plan shall be fixed by the Administrator but shall be not less than the fair market value of the shares at the time the option is granted. For the purpose of this paragraph, "fair market value" shall be deemed to be the closing price on the last trading day preceding the date of the grant, (less any applicable discount) if the shares are listed on the Toronto Stock Exchange (the "TSE"); and if the shares are not listed on the TSE such other recognized Canadian stock exchange hereafter listing the shares of the Company or the over the counter market on the day the option is granted, or if not so traded, the average between the closing bid and asked prices thereof as reported for the day prior to which the option is granted less any discount allowed by regulatory authorities having jurisdiction. The Administrator may also determine that the option price per share may escalate at a specified rate dependent upon the year in which any option to purchase common shares may be exercised by the Optionee.

      (c) Payment: The full purchase price of shares purchased under the option shall be paid in cash or certified funds upon the exercise thereof. A holder of an option shall have none of the rights of a shareholder until the shares are issued to him/her.

      (d) Term of Option: Options may be granted under this Plan exercisable over a period not exceeding five (5) years. Each option shall be subject to earlier termination as provided in subparagraph (f) of this paragraph 5.

      (e) Exercise of Option: Except as expressly otherwise provided herein, no option may be exercised unless the recipient is then a director, officer, key employee and/or a long-term consultant of the Company or any direct or indirect subsidiary. This Plan shall not confer upon the director/officer/employee/consultant any right with respect to continuation of engagement as a director, consultant or employment by the Company.

      (f) Termination of Options: Any option granted pursuant hereto, to the extent not validly exercised, will terminate on the earlier of the following dates:

             (i) the date of expiration specified in the option agreement, being not more than five (5) years after the date upon which the option was granted;

             (ii) subject to (iii), (iv) and (v) below, thirty (30) days after the date of termination of the Optionee's employment, board membership, office and/or consultancy with the Company or any subsidiary for any reason;


             (iii) immediately upon the date of termination of the Optionee's employment, board membership, office and/or consultancy with the Company or any subsidiary, if termination is for cause;

             (iv) a date agreed upon by the Company and the Optionee if termination of the Optionee's employment, board membership, office and/or consultancy with the Company or any subsidiary is due to retirement or permanent disability;

             (v) six (6) months after the date of the Optionee's death during which period the option may be exercised by only the option holder's legal representative or the person or persons to whom



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Stock Option Plan                                                       Page 3
October 28, 1993



                       the deceased option holder's rights under the option shall pass by will or the applicable laws.

      (g) Non-transferability of Stock Option: No option shall be transferable by the Optionee other than by will or the laws of descent and distribution and such option shall be exercisable during his/her lifetime only by him/her.

      (h) Applicable Laws or Regulations: The Company's obligation to sell and deliver shares under each option is subject to such compliance by the Company and any grantee as the Company deems necessary or advisable with all laws, rules and regulations of Canada and the United States of America and any provinces and/or territories thereof applying to the authorization, issuance, listing or sale of securities and is also subject to the acceptance for listing of the shares which may be issued upon the exercise thereof by each stock exchange upon which shares of the Company are then listed for trading.

6.    ADJUSTMENT IN EVENT OF CHANGE IN STOCK:    Each option shall contain
uniform provisions in such form as may be approved by the Administrator to appropriately adjust the number and kind of shares covered by the option and the exercise price of shares subject to the option in the event of a stock split, stock dividend, combination of shares, merger, or other relevant change in the Company's capitalization to prevent substantial dilution or enlargement of the rights granted to the Optionee by such option. Such adjustments shall be subject to any prevailing, applicable, regulatory requirements.

In the event of any (i) capital reorganization, (ii) merger, (iii) amalgamation, (iv) offer for shares of the Company which if successful would entitle the offeror or a group of offerors to acquire fifty percent plus one of the shares of the Company or all of one or more particular class(es) of shares of the Company which the offer relates, or (v) arrangement or other scheme of reorganization (any of the clauses (i) through (v) being referred to individually or in combination as a "Reorganization") or proposed Reorganization, the Company, at its option, may do either of the following:

      (a) the Company may irrevocably commute any option that is still capable of being exercised, upon giving to the Optionee to whom such option has been granted at least five days written notice of its intention to commute the option, and during such period of notice, the option, to the extent that it has not already vested shall vest immediately and may be exercised by the Optionee without regard to the limitations otherwise contained in this plan or the option agreement, and on the expiry of such period of notice, if such Option has not been exercised, the unexercised portion of the option shall lapse and be cancelled, or

      (b) the Company or any corporation which is or would be the successor to the Company or which may issue securities in exchange for shares upon the Reorganization becoming effective may offer any Optionee the opportunity to obtain a new or replacement option over any securities into which the shares are changed or are convertible or exchangeable, on a basis proportionate to the number of shares under option; in such event, the grantee shall, if he/she accepts such offer, be deemed to have released his/her option over shares of the Company and such option shall be deemed to have lapsed.



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October 28, 1993



Subsections (a) and (b) of this section 6 are intended to be permissive and may be utilized independently or successively or in combination or otherwise, and nothing therein contained shall be construed as limiting or affecting the ability of the Company to deal with options in any other manner.

7. AMENDMENT AND DISCONTINUANCE OF PLAN: The Board may from time to time amend or revise the terms of the Plan, subject to prior regulatory consent (if required), or may discontinue the Plan at any time provided however that no such right may, without the consent of the grantee of the option, in any manner adversely affect his rights under the option theretofore granted under the Plan.

8. EFFECTIVE DATE AND DURATION OF PLAN: The Plan shall remain in full force and effect until such time as the Administrator shall have granted options on all of the shares reserved and set aside under paragraph 3 hereof, and for so long thereafter as options remain outstanding in favour of any grantee of the option.

9. OPTIONEE means an employee, officer, director and/or consultant who is an individual and is the grantee of options pursuant to this Plan as amended from time to time.

THIS SHALL BENEFIT ALL EXISTING AND FUTURE OPTION AGREEMENTS ISSUED PURSUANT TO THIS PLAN.